Exhibit 99.1

Provident Bankshares Announces Second Quarter Results

Company Reports $15.1 Million in Earnings and Stable Loan Quality

Provident Bankshares Corporation (NASDAQ: PBKS), the parent company of Provident Bank, today reported net income of $15.1 million, or $0.41 per diluted share, for the quarter ended June 30, 2008. Return on average assets rose to 0.96% and return on average equity rose to 10.65%, for the quarter ended June 30, 2008 as compared to (1.10)% and (12.73)% for the quarter ended March 31, 2008.

As a result of the second quarter’s earnings and capital issuance, the Company’s tangible capital ratio rose from 4.20% to 5.03%, the total risk based capital ratio rose from 10.33% to 12.83%, and Tier 1 capital rose from 9.23% to 10.68%, when compared to the quarter ended March 31, 2008.

“I believe the second quarter results demonstrate the benefit of continued adherence to our key strategies while facing the challenges of unstable financial markets.” said Gary N. Geisel, Chairman and CEO. “We took the necessary steps to position ourselves to handle these uncertain market conditions. The increased capital and profitable core banking operation all contributed during the quarter.”

During the second quarter of 2008, the Company’s loan portfolio showed no significant deterioration in its credit quality. Compared to the first quarter of 2008, non-performing loans as a percentage of total loans decreased to 0.59% from 0.73%. This is mainly due to three foreclosed properties transferred to the other real estate owned category in the second quarter of 2008. Loan delinquencies greater than 90 days as a percentage of total loans declined to 0.17% from 0.20%. Charge-offs as a percentage of total loans increased slightly to 0.33% from 0.30%.

Economic conditions in Provident’s regional footprint continue to hold up well as compared to other regional markets. Unemployment levels for May 2008 were 4.1% for Baltimore, 4.0% for the Richmond area and 3.5% for the Washington-Arlington-Alexandria area. These levels were well below the 5.2% for the National rate. Average unsold housing inventories in the Mid-Atlantic region remained stable for the second quarter of 2008.

Investment Portfolio

During the second quarter of 2008, the Company recorded a $4.1 million write-down associated with two non-agency mortgage-backed securities, one of which was partially written down in the prior quarter. During the second quarter 2008, the REIT trust preferred securities portfolio required no additional write-downs.

Credit performance of the Company’s bank trust preferred securities portfolio remained satisfactory at June 30, 2008. As announced on July 3, 2008, $346.7 million of these securities were transferred from the available for sale to the held to maturity category to reduce the potential risk of additional volatility to the Company’s capital.

Second Quarter Results Compared to Same Period of 2007

Net income for the quarter ended June 30, 2008 was $15.1 million, or $0.41 per diluted share, compared to $15.5 million in net income, or $0.48 per diluted share, for the quarter ended June 30, 2007. The $425 thousand decline in net income was due to an increase in the Company’s provision for loan losses of $1.6 million, a decline of $2.5 million in net interest income and an impairment charge on investment securities of $4.1 million. As a prudent step, management decided to increase the provision for loan losses due to the current market conditions.

More than offsetting these declines were a $2.3 million improvement in non-interest expense and an $8.7 million gain from the sale of shares in MasterCard in the second quarter of 2008. The improvement in non-interest expense was primarily the result of the Company’s previously announced corporate-wide efficiency and infrastructure initiatives.

In the second quarter of 2008, average total loans grew $294.8 million, or 8% over the same period a year ago, primarily due to an increase in average commercial business loans, which increased $142.6 million, or 18%.

Outlook

Chairman Geisel observed, “We believe that the current economic pressures will most likely continue through the remainder of 2008 and most of 2009. Provident has and will continue to position itself to navigate the challenges faced by all financial institutions. By remaining focused on our key strategies, Provident’s plan is to emerge as an even stronger regional bank when stability returns to the market.”

Dividend Declared

Provident Bankshares announced today that its Board of Directors has declared a quarterly cash dividend of $0.11 per share. The quarterly cash dividend will be paid on August 8, 2008, to common stockholders of record at the close of business on July 28, 2008.

The Board of Directors also declared a quarterly dividend of $29.72 per share on its convertible preferred stock. Due to the timing of the issuance of the convertible preferred stock on April 14, 2008, this amount includes $25.00 for the current quarter and $4.72 for the prior quarter. This dividend will be paid on August 1, 2008, to preferred stockholders of record at the close of business on July 28, 2008.

About Provident Bankshares Corporation

Provident Bankshares Corporation is the holding company for Provident Bank, the largest independent commercial bank headquartered in Maryland. With $6.4 billion in assets, Provident serves individuals and businesses in the key metropolitan areas of Baltimore, Washington and Richmond through a current branch network of 142 offices in Maryland, Virginia, and southern York County, Pennsylvania. Provident Bank also offers related financial services through wholly owned subsidiaries. Securities brokerage, investment management and related insurance services are available through Provident Investment Company and leases through Court Square Leasing. Visit Provident on the web at www.provbank.com.

Webcast Information

Provident Bankshares Corporation’s second quarter earnings teleconference will be webcast at 2 p.m. ET on July 17, 2008. The conference call will include a discussion of the Company’s second quarter 2008 results of operations and may include forward-looking information. The conference call will be simultaneously webcast at www.provbank.com and archived through July 24, 2008. To listen to the conference call, please go to the Company’s website to register, download and install any necessary software. When in the Company’s website, follow these links:

•	About Provident
•	Investor Relations
•	Upcoming Events
•	Provident Bankshares Corporation Second Quarter 2008 Results Audio Webcast

An audio replay of the teleconference will be available July 17, 2008 at 4:00 p.m. through July 24, 2008 by dialing 1-888-286-8010, passcode 33918877; the international dial-in number is 617-801-6888.

Forward-looking Statements

This press release, as well as other written communications made from time to time by Provident Bankshares Corporation and its subsidiaries (the “Company”) and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.” Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth, revenue growth in retail banking, lending and other areas; origination volume in the Company’s consumer, commercial and other lending businesses; asset quality and levels of non-performing assets; current and future capital management programs; non-interest income levels, including fees from services and product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA. No forward-looking statement can be guaranteed, and actual results may differ from those projected. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements in this release should be evaluated together with the uncertainties that affect the Company’s business, particularly those mentioned under the headings “Forward-Looking Statements” and “Item 1A. Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2007, and its reports on Forms 10-Q and 8-K, which the Company incorporates by reference.

In the event that any non-GAAP financial information is described in any written communication, including this press release, or in our teleconference, please refer to the supplemental financial tables included with this release and on our website for the GAAP reconciliation of this information.

TABLES FOLLOW

PROVIDENT BANKSHARES CORPORATION AND SUBSIDIARIES

FINANCIAL SUMMARY

	Three Months Ended June 30,			Three Months Ended March 31,
(dollars in thousands, except per share data)	2008	2007	% Change	2008	% Change
SUMMARY NON-GAAP INCOME STATEMENTS:
Net interest income	$46,003	$48,548	(5.2)%	$44,989	2.3%
Provision for loan losses	6,400	4,792	33.6	3,114	105.5
Non-interest income (loss)	33,014	31,085	6.2	(15,124)	—
Impairment on investment securities	(4,051)	—	—	(42,655)	(90.5)
Net gains (losses)	8,151	420	—	(191)	—
Non-interest income, excluding total gains (losses)	28,914	30,665	(5.7)	27,722	4.3
Total revenue, excluding total gains (losses)	74,917	79,213	(5.4)	72,711	3.0
Non-interest expense	50,373	52,628	(4.3)	51,431	(2.1)
Restructuring activities	(34)	481	(107.1)	74	(145.9)
Non-interest expense, excluding restructuring	50,407	52,147	(3.3)	51,357	(1.8)
Income tax expense (benefit)	7,147	6,691	6.8	(7,058)	—
Net income (loss)	15,097	15,522	(2.7)	(17,622)	(185.7)
Beneficial conversion feature – preferred stock	1,463	—	—	—	—
Net income (loss) available to common stockholders	13,634	15,522	(12.2)	(17,622)	(177.4)

SHARE DATA:
Basic earnings (loss) per share	$0.42	$0.48	(12.5)%	$(0.56)	(175.0)%
Diluted earnings (loss) per share	0.41	0.48	(14.6)	(0.56)	(173.2)
Cash dividends paid per common share	0.110	0.310	(64.5)	0.325	(66.2)
Book value per common share	15.55	19.34	(19.6)	16.31	(4.7)
Weighted average shares – basic	32,789,883	32,128,061	2.1	31,536,920	4.0
Weighted average shares – diluted	37,075,320	32,396,244	14.4	31,536,920	17.6
Common shares outstanding	33,172,640	32,268,128	2.8	31,737,501	4.5

SELECTED RATIOS:
Return on average assets	0.96%	1.00%		(1.10)%
Return on average equity	10.65	9.80		(12.73)
Return on average common equity	8.98	9.66		(11.43)
Net yield on average earning assets (t/e basis)	3.28	3.57		3.17
Efficiency ratio (excludes restructuring activities)	66.57	65.30		69.72
Leverage ratio	8.75	8.85		7.45
Tier I risk-based capital ratio	10.68	11.06		9.23
Total risk-based capital ratio	12.83	12.03		10.33
Tangible common equity ratio	5.89	6.63		5.48

END OF PERIOD BALANCES:
Investment securities portfolio	$1,379,303	$1,580,508	(12.7)%	$1,413,925	(2.4)%
Total loans	4,202,407	3,928,086	7.0	4,202,677	—
Assets	6,375,894	6,263,379	1.8	6,403,916	(0.4)
Deposits	4,360,480	4,188,288	4.1	4,370,627	(0.2)
Stockholders' equity	567,005	624,167	(9.2)	517,549	9.6
Common stockholders' equity	619,877	659,852	(6.1)	596,430	3.9

AVERAGE BALANCES:
Investment securities portfolio	$1,535,289	$1,609,654	(4.6)%	$1,579,843	(2.8)%
Loans:
Originated and acquired residential mortgage	274,357	311,122	(11.8)	290,093	(5.4)
Home equity	1,089,274	1,014,915	7.3	1,085,752	0.3
Other consumer	383,834	394,611	(2.7)	382,925	0.2
Commercial real estate	1,533,109	1,407,768	8.9	1,534,473	(0.1)
Commercial business	917,765	775,142	18.4	936,933	(2.0)
Total loans	4,198,339	3,903,558	7.6	4,230,176	(0.8)
Earning assets	5,746,572	5,528,392	3.9	5,822,547	(1.3)
Assets	6,436,121	6,215,193	3.6	6,511,329	(1.2)
Deposits:
Noninterest-bearing	665,638	743,185	(10.4)	643,161	3.5
Interest-bearing	3,642,386	3,425,771	6.3	3,589,587	1.5
Total deposits	4,308,024	4,168,956	3.3	4,232,748	1.8
Stockholders' equity	570,177	635,352	(10.3)	556,631	2.4
Common stockholders' equity	610,483	644,237	(5.2)	619,909	(1.5)

PROVIDENT BANKSHARES CORPORATION AND SUBSIDIARIES

FINANCIAL SUMMARY

	Six Months Ended June 30,
(dollars in thousands, except per share data)	2008	2007	% Change
SUMMARY NON-GAAP INCOME STATEMENTS:
Net interest income	$90,992	$97,483	(6.7)%
Provision for loan losses	9,514	5,844	62.8
Non-interest income	17,890	60,954	(70.6)
Impairment on investment securities	(46,706)	—	—
Net gains	7,960	1,623	—
Non-interest income, excluding total gains	56,636	59,331	(4.5)
Total revenue, excluding total gains	147,628	156,814	(5.9)
Non-interest expense	101,804	107,396	(5.2)
Restructuring activities	40	1,348	(97.0)
Non-interest expense, excluding restructuring	101,764	106,048	(4.0)
Income tax expense	89	13,561	(99.3)
Net income (loss)	(2,525)	31,636	(108.0)
Beneficial conversion feature – preferred stock	1,463	—	—
Net income (loss) available to common stockholders	(3,988)	31,636	(112.6)

SHARE DATA:
Basic earnings (loss) per share	$(0.12)	$0.98	(112.2)%
Diluted earnings (loss) per share	(0.12)	0.98	(112.2)
Cash dividends paid per common share	0.435	0.615	(29.3)
Book value per common share	15.55	19.34	(19.6)
Weighted average shares – basic	32,164,164	32,163,803	—
Weighted average shares – diluted	32,164,164	32,440,326	(0.9)
Common shares outstanding	33,172,640	32,268,128	2.8

SELECTED RATIOS:
Return on average assets	(0.08)%	1.03%
Return on average equity	(0.90)	10.08
Return on average common equity	(1.30)	9.94
Net yield on average earning assets (t/e basis)	3.22	3.60
Efficiency ratio (excludes restructuring activities)	68.12	67.07
Leverage ratio	8.75	8.85
Tier I risk-based capital ratio	10.68	11.06
Total risk-based capital ratio	12.83	12.03
Tangible common equity ratio	5.89	6.63

END OF PERIOD BALANCES:
Investment securities portfolio	$1,379,303	$1,580,508	(12.7)%
Total loans	4,202,407	3,928,086	7.0
Assets	6,375,894	6,263,379	1.8
Deposits	4,360,480	4,188,288	4.1
Stockholders' equity	567,005	624,167	(9.2)
Common stockholders' equity	619,877	659,852	(6.1)

AVERAGE BALANCES:
Investment securities portfolio	$1,557,565	$1,636,346	(4.8)%
Loans:
Originated and acquired residential mortgage	282,225	318,211	(11.3)
Home equity	1,087,513	1,005,768	8.1
Other consumer	383,380	397,762	(3.6)
Commercial real estate	1,533,791	1,407,729	9.0
Commercial business	927,349	758,071	22.3
Total loans	4,214,258	3,887,541	8.4
Earning assets	5,784,560	5,539,005	4.4
Assets	6,473,725	6,224,792	4.0
Deposits:
Noninterest-bearing	654,400	734,046	(10.9)
Interest-bearing	3,615,987	3,398,391	6.4
Total deposits	4,270,387	4,132,437	3.3
Stockholders' equity	563,404	632,677	(10.9)
Common stockholders' equity	615,196	642,049	(4.2)